Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Reports Third Quarter and First Nine Months 2011 Financial Results

Marlton, NJ – November 3, 2011 – Hill International (NYSE:HIL), the global leader in managing construction risk, announced today financial results for the third quarter and nine months ended September 30, 2011 (see attached tables). Total revenue for the third quarter of 2011 was a record $128.9 million, an increase of 16.1% from the third quarter of 2010. Consulting fee revenue for the third quarter of 2011 was $102.5 million, an increase of 5.2% from the third quarter of 2010.

Operating profit for the third quarter of 2011 was $1.9 million, a decrease of 70.2% from the prior year’s quarter. Net earnings in the third quarter was $0.7 million or $0.02 per diluted share based on 38.9 million diluted shares outstanding, as compared to net earnings of $5.1 million or $0.13 per diluted share based on 39.1 million diluted shares outstanding in the third quarter of 2010.

The company’s total backlog at September 30, 2011 increased to a record $2.307 billion, up from $2.297 billion at June 30, 2011. Twelve-month backlog at September 30, 2011 was also a record at $475 million, up from $445 million at June 30, 2011.

“We returned to profitability in the third quarter with an aggressive focus on minimizing our overhead costs,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “We are also on track to accomplish our goal of exceeding half a billion dollars in total revenue for the year,” Richter added.

First Nine Months 2011 Results

Total revenue for the first nine months of 2011 rose to $378.8 million, an increase of 17.0% from the first nine months of 2010. Consulting fee revenue for the first nine months of 2011 was $299.7 million, an increase of 6.7% from the first nine months of 2010.

Operating loss for the first nine months of 2011 was ($2.6 million) as compared to operating income of $13.3 million in the first nine months of 2010. Net loss for the first nine months of 2011 was ($5.4 million) or ($0.14) per diluted share based on 38.9 million diluted shares outstanding, as compared to net earnings of $10.4 million, or $0.26 per diluted share based on 40.1 million diluted shares outstanding in the first nine months of 2010.

Business Segment Results

In addition to providing consolidated financial results, Hill also reports separate financial results for its two operating segments: the Project Management Group and the Construction Claims Group.

Project Management Group. Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreement consulting and management consulting services.

Total revenue at Hill’s Projects Group during the third quarter of 2011 was $98.0 million, an increase of 14.7% from the third quarter of 2010. Consulting fee revenue for the third quarter of 2011 at the Projects Group was $73.1 million, an increase of 0.3% from the third quarter of 2010. Operating profit for the Projects Group for the third quarter of 2011 was $5.1 million, a decrease of 52.6% from the prior year’s quarter.

Total revenue at the Projects Group during the first nine months of 2011 grew to $293.5 million, up 17.0% from the first nine months of 2010. Consulting fee revenue for the Projects Group during the first nine months of 2011 was $217.1 million, an increase of 3.2% from the first nine months of 2010. Operating profit for the Projects Group for the first nine months of 2011 was $11.9 million, a decrease of 52.2% from the first nine months of 2010.

Construction Claims Group. Hill’s Construction Claims Group provides claims preparation, analysis and review, litigation support, lender advisory, cost/damages assessment, delay/disruption analysis, contract review and assessment, risk assessment, adjudication and expert witness testimony services.

Total revenue at Hill’s Claims Group during the third quarter of 2011 was $30.9 million, an increase of 20.8% over the third quarter of 2010. Consulting fee revenue for the third quarter of 2011 at the Claims Group rose to $29.4 million, an increase of 19.8% from prior year’s quarter. Operating profit for the Claims Group for the third quarter of 2011 was $4.4 million, an increase of 80.4% from the prior year’s quarter.

Total revenue at the Claims Group during the first nine months of 2011 rose to $85.3 million, an increase of 17.0% over the first nine months of 2010. Consulting fee revenue for the first nine months of 2011 rose to $82.5 million, an increase of 17.1% over the first nine months of 2010. Operating profit for the Claims Group for the first nine months of 2011 was $7.3 million, a decrease of 10.5% from the first nine months of 2010.

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on Friday, November 4, 2011, at 11:00 am Eastern Time to discuss the financial results for the quarter ended September 30, 2011. Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Conferences and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 3,100 employees in 100 offices worldwide, provides program management, project management, construction management, and construction claims and consulting services. Engineering News-Record magazine recently ranked Hill as the 8th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Certain statements contained in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information contained in this press release, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include: modifications and termination of client contracts; control and operational issues pertaining to business activities that we conduct on our own behalf or pursuant to joint ventures with other parties; difficulties we may incur in implementing our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in the reports we have filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

(HIL-G)

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

EARNINGS RELEASE TABLES

(In 000’s, Except Per Share Data)

(Unaudited)

Consolidated Statement of Operations

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Consulting fee revenue	$102,463	$97,401	$299,686	$280,896
Reimbursable expenses	26,415	13,623	79,137	42,792

Total revenue	128,878	111,024	378,823	323,688

Cost of services	58,795	53,676	173,582	159,518
Reimbursable expenses	26,415	13,623	79,137	42,792

Total direct expenses	85,210	67,299	252,719	202,310

Gross profit	43,668	43,725	126,104	121,378

Selling, general and administrative expenses	41,810	37,773	128,875	109,537
Equity in earnings of affiliates	(27)	(369)	(187)	(1,434)

Operating profit (loss)	1,885	6,321	(2,584)	13,275

Interest expense, net	1,922	1,003	4,380	2,202

(Loss) earnings before income taxes	(37)	5,318	(6,964)	11,073
Income tax benefit	(422)	—	(1,776)	(40)

Consolidated net earnings (loss)	385	5,318	(5,188)	11,113
Less: net (loss) earnings - noncontrolling interests	(269)	218	251	672

Net earnings (loss) attributable to Hill International, Inc.	$654	$5,100	$(5,439)	$10,441

Basic earnings (loss) per common share - Hill International, Inc.	$0.02	$0.13	$(0.14)	$0.26

Basic weighted average common shares outstanding	38,497	38,673	38,385	39,602

Diluted earnings (loss) per common share - Hill International, Inc.	$0.02	$0.13	$(0.14)	$0.26

Diluted weighted average common shares outstanding	38,946	39,123	38,385	40,149

Selected Segment Data

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Project Management
Consulting fee revenue	$73,061	$72,859	$217,148	$210,423
Total revenue	$98,013	$85,483	$293,504	$250,795
Gross profit	$27,655	$30,276	$81,724	$81,945
Gross profit as a percent of consulting fee revenue	37.9%	41.6%	37.6%	38.9%
Selling, general and administrative expenses	$22,582	$19,890	$70,032	$58,514
SG&A expenses as a percentage of consulting fee revenue	30.9%	27.3%	32.3%	27.8%
Operating profit before equity in earnings of affiliates	$5,073	$10,386	$11,692	$23,431
Equity in earnings of affilites	$27	$369	$187	$1,434

Operating profit	$5,100	$10,755	$11,879	$24,865
Operating profit as a percent of consulting fee revenue	7.0%	14.8%	5.5%	11.8%

Construction Claims
Consulting fee revenue	$29,402	$24,542	$82,538	$70,473
Total revenue	$30,865	$25,541	$85,319	$72,893
Gross profit	$16,013	$13,449	$44,380	$39,433
Gross profit as a percent of consulting fee revenue	54.5%	54.8%	53.8%	56.0%
Selling, general and administrative expenses	$11,627	11,018	$37,060	$31,260
SG&A expenses as a percentage of consulting fee revenue	39.5%	44.9%	44.9%	44.4%
Operating profit	$4,386	$2,431	$7,320	$8,175
Operating profit as a percent of consulting fee revenue	14.9%	9.9%	8.9%	11.6%

Selected Other Financial Data

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011		2010

Consulting fee revenue	$102,463	$97,401	$299,686		$280,896
Total revenue	$128,878	$111,024	$378,823		$323,688
Gross profit	$43,668	$43,725	$126,104		$121,378
Gross profit as a percentage of consulting fee revenue	42.6%	44.9%	42.1%		43.2%
Selling, general and administrative expenses (excluding corporate expenses)	$34,209	$30,908	$107,092		$89,772
Selling, general and administrative expenses (excluding corporate expenses) as a percentage of consulting fee revenue	33.4%	31.7%	35.7%		32.0%
Corporate expenses	$7,601	$6,865	$21,783		$19,765
Corporate expenses as a percentage of consulting fee revenue	7.4%	7.0%	7.3%		7.0%
Operating profit (loss)	$1,885	$6,321	$(2,584)		$13,275
Operating profit (loss) as a percent of consulting fee revenue	1.8%	6.5%	(0.9	) %	4.7%
Effective income tax rate	1,140.5%	—%	25.5%		(0.4	) %

Selected Balance Sheet Data

	September 30, 2011	December 31, 2010

Cash and cash equivalents	$16,575	$39,406
Accounts receivable, net	$201,424	$180,856
Current assets	$234,186	$237,466
Total assets	$410,522	$370,851
Current liabilities	$191,379	$104,465
Total debt	$93,550	$74,959
Stockholders’ equity:
Hill International, Inc. share of equity	$156,058	$161,091
Noncontrolling interests	$21,185	$7,005

Total equity	$177,243	$168,096

EBITDA Reconciliation

(Unaudited)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2011 were $6.2 million compared to $8.7 million in the third quarter of 2010. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net (loss) earnings	$654	$5,100	$(5,439)	$10,441
Interest expense, net	1,922	1,003	4,380	2,202
Income tax benefit	(422)	—	(1,776)	(40)
Depreciation and amortization	4,080	2,579	11,215	7,121

EBITDA	$6,234	$8,682	$8,380	$19,724